EXHIBIT 23(b)



The Board of Directors and Stockholders
KinderCare Learning Centers, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-42137 and 333-57445) on Form S-8 of KinderCare Learning Centers, Inc. of our report dated August 9, 1996 relating to the consolidated statements of operations, stockholders' equity, and cash flows of KinderCare Learning Centers, Inc. and subsidiaries for the year ended May 31, 1996, which report appears in the May 29, 1998 annual report on Form 10-K of KinderCare Learning Centers,
Inc.

/s/ KPMG PEAT MARWICK LLP

Atlanta, Georgia
August 20, 1998